Exhibit 99.1
Post Holdings Announces Pricing of Convertible Senior Notes Offering
ST. LOUIS, August 9, 2022 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced the pricing of its previously announced offering of the Company’s 2.50% convertible senior notes maturing in 2027 (the “Notes”) to eligible purchasers. In addition, the offering size was increased from $400.0 million to $500.0 million in aggregate principal amount of the Notes. Post also granted the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days beginning on, and including, the date the Notes are first issued, up to an additional $75.0 million in aggregate principal amount of the Notes. The issuance and sale of the Notes are expected to settle on August 12, 2022, subject to customary closing conditions.
The Notes will be unsecured, senior obligations of the Company and will be guaranteed on the issue date by the Company’s subsidiaries that guarantee the Company’s existing senior notes. The Notes will accrue interest at a rate of 2.50% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2023, and will mature on August 15, 2027, unless earlier converted, redeemed or repurchased.
Before May 15, 2027, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after May 15, 2027, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Post will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Post’s election. The initial conv]ersion rate for the Notes is 9.4248 shares of the Company’s common stock per $1,000 principal amount of the Notes, which represents an initial conversion price of approximately $106.10 per share of common stock. The initial conversion price of the Notes represents a premium of approximately 17.50% over the last reported sale price per share of the Company’s common stock on the New York Stock Exchange on August 9, 2022. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. The Notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Post’s option at any time, and from time to time, on or after August 20, 2025 and on or before the 35th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Post’s common stock exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Post provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Post provides notice of redemption. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Post to repurchase their Notes for cash. The repurchase price will be equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
The Company estimates that the net proceeds from the sale of the Notes, after deducting discounts, fees and expenses, will be approximately $486.2 million (or approximately $559.3 million if the initial purchasers exercise their option to purchase additional Notes in full). The Company intends to use a portion of the net proceeds from this offering to repurchase approximately $100.0 million of shares of its common stock concurrently with the offering in privately negotiated transactions effected through one or more of the initial purchasers of the Notes (or an affiliate thereof), as the Company’s agent, at a price per share equal to $90.30, which is the last reported sale price of such common stock on the New York Stock Exchange on August 9, 2022, and to pay the fees and expenses associated with the repurchase. The Company intends to use the remainder of the net proceeds for general corporate purposes, which could include, among other things, acquisitions, retiring or repayment of existing debt, capital expenditures and working capital.
The Company’s share repurchases referenced above could increase (or reduce the size of any decrease in) the market price of the Company’s common stock concurrently with or shortly after the pricing of the Notes, and could result in a higher effective conversion price for the Notes.
The Notes and the related subsidiary guarantees were offered to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes, the related subsidiary guarantees and any shares of the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This press release is not an offer to sell or a solicitation of an offer to buy any security, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are made throughout this press release, including statements regarding the completion of the offering, timing and the expected amount and intended use of the proceeds of the offering. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. Post may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the offering will be completed as anticipated or at all.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories.

Contact:
Investor Relations
Matt Mainer
matt.mainer@postholdings.com
(314) 644-7618

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